EXHIBIT 10.18
LEASE OF INDUSTRIAL SPACE
SINGLE TENANT INDUSTRIAL BUILDING
     THIS LEASE made as of the · day of · , 2007.
BETWEEN:

Name:	ATS AUTOMATION TOOLING SYSTEMS INC.

Address:	250 Royal Oak Road, Cambridge, Ontario, N3H 4R6

Facsimile:	519-650-6520
(the “Landlord”)
- a n d -

Name:	PHOTOWATT TECHNOLOGIES INC.

Address:	25 Reuter Drive, Cambridge, Ontario, N3E 1A9

Facsimile:	519-650-6519
(the “Tenant”)
     IN CONSIDERATION of the mutual covenants contained herein, the Landlord and the Tenant hereby agree as follows:
ARTICLE 1
DEFINITIONS
1.1	Definitions. In this Lease the following terms shall have the following meanings:

(a)	“Authorities” means all applicable federal, provincial, municipal and other governmental authorities (including suppliers of public utilities), departments, boards and agencies having jurisdiction, and “Authority” shall have a corresponding meaning;

(b)	“Automatic Renewal Period” has the meaning set out in Section 3.3(c);

(c)	“Building” means the buildings, structures and improvements from time to time during the Term erected in, upon or under the Leased Premises and all alterations and additions thereto and replacements thereof, including the building with an office area comprising a Rentable Area of approximately 26,000 square feet and a plant area comprising a Rentable Area of approximately 167,000 square feet;

(d)	“Capital Tax” means the applicable amount of any tax or taxes payable under the legislation of a province or to any political subdivision within a province by the Landlord or by each of any entity constituting the Landlord (each such entity or the Landlord severally referred to as the “taxpayer”), based upon or computed by reference to the paid-up capital or place of business of the taxpayer, as determined for the purposes of such tax or taxes; provided that for purposes hereof, the “applicable amount” of such tax or taxes shall mean the amount thereof that would be payable if the Leased Premises were the only establishment of the taxpayer in that province or any other establishment of the taxpayer therein were located outside that province; provided further that if the tax or taxes payable by the taxpayer are for a fiscal year of the taxpayer not coinciding with the Fiscal Year, the amount of such tax or taxes of such taxpayer payable by the Tenant hereunder shall be that amount payable by such taxpayer in respect of any fiscal year of the taxpayer ending during the Fiscal Year;

(e)	“Claims” means claims, losses, damages, suits, judgments, causes of action, legal proceedings, executions, demands, penalties or other sanctions of every nature and kind whatsoever, and any and all costs arising in connection therewith, including reasonable legal fees and disbursements on a substantial indemnity basis (including all such reasonable legal fees and disbursements in connection with any and all appeals);

(f)	“Commencement Date” means • , 2007;

(g)	“Compliance Audit” means a systematic and documented assessment, conducted by an Environmental Consultant, of the compliance of the business and other operations of the Tenant relating to the Leased Premises with all Environmental Laws;

(h)	“Environmental Claim” means all claims, losses, costs, expenses, fines, penalties, payments and/or damages (including, without limitation, all solicitors’ fees on a substantial indemnity basis) relating to, arising out of, resulting from or in any way connected with the Release in, on, over, upon or from the Leased Premises of any Hazardous Substance including, without limitation, all costs and expenses of any remediation or restoration of the Leased Premises and/or any property adjoining or in the vicinity of the Leased Premises;

(i)	“Environmental Consultant” means a licensed environmental engineer or other environmental professional selected by the Tenant and the Landlord, each acting reasonably, to perform a Compliance Audit or Phase I Environmental Audit;

(j)	“Environmental Laws” means any law, by-law, order, ordinance, ruling, regulation, certificate, approval, consent or directive of any applicable federal, provincial or municipal government, governmental department, agency or regulatory authority or any court of competent jurisdiction, relating to environmental matters and/or regulating the import, storage, distribution, labelling, sale, use, handling, transport or disposal of Hazardous Substance;

(k)	“First Renewal Period” has the meaning set out in Section 3.3(a);

(l)	“First Renewal Right” has the meaning set out in Section 3.3(a);

(m)	“Fiscal Year” means a 12-month period, all or part of which falls within the Term, from time to time determined by the Landlord, at the end of which the Landlord’s accounts in respect of the Leased Premises are balanced for auditing or bookkeeping purposes;

(n)	“Hazardous Substance” means any contaminant, pollutant, dangerous substance, noxious substance, toxic substance, hazardous waste, flammable or explosive material, radio-active material, urea formaldehyde foam insulation, asbestos, polychlorinated biphenyls, polychlorinated biphenal waste, polychlorinated biphenal related waste, and any other substance or material now or hereafter declared, defined or deemed to be regulated or controlled in or pursuant to the Environmental Laws;

(o)	“Land” means those lands legally described in Schedule “A” and municipally identified as 25 Reuter Drive, Cambridge, Ontario, N3E 1A9, which consist of approximately 41.23 acres and are identified on the plan attached hereto as Schedule “B”;

(p)	“Lease” means this lease and all Schedules attached hereto which are referred to in this lease, and every properly executed instrument which by its terms amends, modifies or supplements this lease;

(q)	“Leased Premises” means the portion of the Land which consists of approximately 13.5 acres and is identified on the plan attached hereto as Schedule “B”, and the Building;

(r)	“Market Rent” means the annual amount of Minimum Rent which an arm’s length third party would pay as Minimum Rent (without any tenant inducements) for premises of comparable size, age and location to the Leased Premises located in the Guelph, Cambridge and Kitchener-Waterloo area (but excluding any adjustment for any value or cost attributable to the Leased Premises on account of the Tenant’s Specialized Equipment and any leasehold improvements installed by or on behalf of the Tenant whether before or after the Commencement Date or the cost of removal thereof) in their condition as of the time in question taking into consideration all of the terms of this Lease such that the amount of Rent payable pursuant to this Lease at the point in time in question would total the amount of rent which an arm’s length third party would then pay;

(s)	“Minimum Rent” means the amount set out in Section 4.1(a) payable in respect of each year of the Term;

(t)	“Other Taxes” means any and all taxes, levies, duties and assessments imposed on the Landlord with respect to any or all of Rent, this Lease or goods or services supplied by the Landlord or which the Landlord is responsible to provide in accordance with the terms of this Lease, whether characterized as a goods and services tax, sales tax, multi-stage sales tax, value-added tax, consumption tax or any other similar tax calculated:
(i)	as if the Landlord owned no property other than the Leased Premises;

(ii)	as if there is no sale or other dealing with the Leased Premises by the Landlord either before, during or following the Term; and

(iii)	as if the Landlord is not entitled to any input tax credits, set-offs, exceptions, exemptions or deductions from such taxes or in the calculation of such taxes;
(u)	“Person” means an individual, a partnership, a corporation, a trust, an unincorporated organization, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual;

(v)	“Phase I Environmental Audit” means a report prepared by an Environmental Consultant in accordance with the requirements of standard Z768-01, “Phase I Environmental Site Assessment”, published by the Canadian Standards Association, as amended, at the date of the Phase I Environmental Audit;

(w)	“Photowatt Technologies Group” means Photowatt Technologies Inc. and each Person that Photowatt Technologies Inc. directly or indirectly controls, within the meaning of the Securities Act (Ontario);

(x)	“Prime Rate” means the rate of interest per annum established from time to time by Bank of Nova Scotia at its head office in Toronto, Ontario as the reference rate of interest to determine interest rates it will charge on Canadian dollar loans to its Canadian customers and which it refers to as its “prime rate”;

(y)	“Realty Taxes” means all taxes, rates, levies, duties and assessments whatsoever whether municipal, school, provincial, parliamentary or otherwise levied, imposed or assessed against the Land or any part thereof or upon the Landlord in respect thereof or from time to time levied, imposed or assessed in the future in lieu thereof, including those levied, imposed or assessed for education, school and local improvements, or other similar taxes imposed upon the Landlord or the Tenant, and including all business taxes, if any, from time to time payable by the Landlord or levied against the Landlord on account of its ownership or operation of the Land, and including all costs and expenses (including legal fees on a substantial indemnity basis and other professional fees and interest and penalties on deferred payments) incurred by the Landlord in good faith in contesting, resisting or appealing any such taxes, rates, levies, duties or assessments but excluding income or profits taxes upon the income of the Landlord;

(z)	“Release” means any release, spill, emission, leakage, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration;

(aa)	“Rent” means the aggregate of all amounts payable by the Tenant to the Landlord under this Lease;

(bb)	“Rentable Area” means an area determined in accordance with Section 4.10;

(cc)	“Sales Tax” has the meaning set out in Section 4.8(o);

(dd)	“Second Renewal Period” has the meaning set out in Section 3.3(b);

(ee)	“Second Renewal Right” has the meaning set out in Section 3.3(b);

(ff)	“Spheral Solar” means light weight, flexible crystalline solar products based on a technology which incorporates thousands of silicon spheres, bonded between thin, flexible aluminum foil substrates to form solar cells;

(gg)	“Tenant’s Employees” means the Tenant’s directors, officers, employees, servants, agents, contractors, and those for whom the Tenant is responsible at law;

(hh)	“Tenant’s Specialized Equipment” means any equipment including, without limitation, cabling, ducting, piping, supplementary HVAC, water treatment equipment and specialized leasehold improvements installed by or on behalf of the Tenant prior to or during the Term on the roof of, or elsewhere in, the Building;

(ii)	“Term” means the initial term of this Lease specified in Section 3.1 unless sooner terminated, and as this Lease may be renewed pursuant to Section 3.3(a), 3.3(b) or 3.3(c); and

(jj)	“Unleased Premises” means that part of the Land that is not part of the Leased Premises.

1.2	Consultants. Any reference in this Lease to the Landlord’s accountant, auditor, architect, engineer, surveyor or other consultant shall be deemed to be such duly qualified consultant appointed by the Landlord, acting reasonably.
ARTICLE 2
GRANT OF LEASE AND GENERAL COVENANTS
2.1	Grant. The Landlord hereby:
(a)	leases to the Tenant and the Tenant hereby leases from the Landlord the Leased Premises, to have and to hold during the Term, subject to the terms and conditions of this Lease.

(b)	reserves from the grant in Section 2.1(a) an easement in common with the Tenant and others over that portion of the Leased Premises as shown on the attached Schedule “B” (the “Easement”) for the purposes of: (i) vehicular and pedestrian access by the Landlord and Persons authorized by the Landlord to and from the Unleased Premises including, without limitation, construction vehicles and equipment in the construction or development of the Unleased Premises by the Landlord; and (ii) use of and access to subsurface telephone lines, drains, storm and sanitary sewers, pipes and other subsurface structures by the Landlord and Persons authorized by the Landlord.

The Tenant acknowledges that the Landlord intends to construct a building or buildings and other improvements on the Unleased Premises in the approximate locations identified on the attached Schedule “B” as “Future Building” and “Proposed Building” and the Tenant agrees that it will not object to said construction or development by the Landlord. Notwithstanding the reservation of the Easement and for greater clarity, the Tenant shall remain fully responsible for maintaining and repairing, at its expense, the portion of the Leased Premises that is subject to the Easement including, without limitation, lighting, and clearing snow and ice as seasonally required, all in accordance with Section 7.6 hereof.
2.2	Landlord’s General Covenants. The Landlord covenants with the Tenant:
(a)	for quiet enjoyment of the Leased Premises; and

(b)	to observe and perform all the covenants and obligations of the Landlord herein.
2.3	Tenant’s General Covenants. The Tenant covenants with the Landlord:
(a)	to pay Rent; and

(b)	to observe and perform all the covenants and obligations of the Tenant herein.

ARTICLE 3
TERM AND POSSESSION
3.1	Term. The Term of this Lease is two (2) years and shall begin on the Commencement Date and end on • , 2009 unless terminated earlier as provided in this Lease.

3.2	Condition of Leased Premises. The Tenant agrees to accept the Leased Premises in the condition which exists on the Commencement Date.

3.3	Rights to Renew.
(a)	First Renewal — The Tenant shall have the right to renew this Lease for a further term of five (5) years (the “First Renewal Right”) commencing on • 2009 and expiring on •, 2014 (the “First Renewal Period”), subject to the following terms and conditions:
(i)	the Tenant shall not be entitled to the First Renewal Right if, at the time of the giving of the notice of exercise thereof: (A) the Tenant has received written notice from the Landlord that it is in default under this Lease and all applicable notice and cure periods have expired; or (B) the Tenant is no longer using, occupying and operating in the Leased Premises for the purposes of the development and manufacturing of Spheral Solar and ancillary purposes or for the solar business as it is currently being conducted by the Photowatt Technologies Group;

(ii)	the First Renewal Right shall be exercisable by notice by the Tenant to the Landlord by no later than six (6) months prior to the expiry of the initial term of this Lease;

(iii)	provided the Tenant has properly exercised the First Renewal Right, this Lease shall be renewed for the First Renewal Period on the same terms and conditions as are contained in this Lease, except that the Minimum Rent during the First Renewal Period will be as stipulated in subsection (iv) and there shall be no further right to renew (other than the Second Renewal Right set out below in Section 3.3(b));

(iv)	the annual Minimum Rent during the First Renewal Period shall be the Market Rent for the Leased Premises based on the Rentable Area of the Building as of the commencement date of the First Renewal Period and, based on this, shall be negotiated in good faith by the Landlord and the Tenant and, failing agreement by three (3) months before the commencement date of the First Renewal Period, shall be determined by a single arbitrator in accordance with the provisions of the attached Schedule “C” and the Arbitration Act, 1991 (Ontario); and

(v)	as soon as reasonably possible after the Landlord receives notice from the Tenant pursuant to Section 3.3(a)(ii), the Landlord’s architect, whose decision shall be final and binding on the Landlord and the Tenant, shall measure the Rentable Area of the Building in accordance with the provisions of Section 4.10 of this Lease, and the Landlord and the Tenant shall sign an acknowledgment as to the Rentable Area of the Building.
(b)	Second Renewal — The Tenant shall have the right to renew this Lease for a second further term of five (5) years (the “Second Renewal Right”) commencing on •, 2014 and expiring on •, 2019 (the “Second Renewal Period”), subject to the following terms and conditions:
(i)	the Tenant shall not be entitled to the Second Renewal Right if, at the time of the giving of the notice of exercise thereof: (A) the Tenant has received written notice from the Landlord that it is in default under this Lease and all applicable notice and cure periods have expired; or (B) the Tenant is no longer using, occupying and operating in the Leased Premises for the purposes of the development and manufacturing of Spheral Solar and ancillary purposes or for the solar business as it is currently being conducted by the Photowatt Technologies Group;

(ii)	the Second Renewal Right shall be exercisable by notice by the Tenant to the Landlord by no later than six (6) months prior to the expiry of the First Renewal Period;

(iii)	provided the Tenant has properly exercised the Second Renewal Right, this Lease shall be renewed for the Second Renewal Period on the same terms and conditions as are contained in this Lease, except that the Minimum Rent during the Second Renewal Period will be as stipulated in subsection (iv) and there shall be no further right to renew; and

(iv)	the annual Minimum Rent during the Second Renewal Period shall be the Market Rent for the Leased Premises based on the Rentable Area of the Building as of the commencement date of the Second Renewal Period and, based on this, shall be negotiated in good faith by the Landlord and the Tenant and, failing agreement by three (3) months before the commencement date of the Second Renewal Period, shall be determined by a single arbitrator in accordance with the provisions of the attached Schedule “C” and the Arbitration Act, 1991 (Ontario).

(c)	Automatic Renewal — If the Tenant does not exercise the First Renewal Right or the Second Renewal Right as provided for in Section 3.3(a) or 3.3(b) at the end of the initial term of this Lease specified in Section 3.1 or the First Renewal Period (as the case may be), then, unless the Tenant delivers to the Landlord written notice to the contrary at least six (6) months before the expiry of the initial term of this Lease specified in Section 3.1 or the First Renewal Period, as the case may be, the Term shall be automatically renewed for a period (the “Automatic Renewal Period”) equal to the lesser of (A) six (6) months, and (B) the period required by the Tenant to perform its obligations under Sections 14.1 and 14.2. During such renewal, all of the terms and conditions of this Lease shall continue to apply except that:

(i)	the rights to renew set out in Section 3.3 and the provisions of Section 14.3 shall not apply; and

(ii)	the monthly instalment of the Minimum Rent payable by the Tenant during the Automatic Renewal Period shall be Ninety Six Thousand Five Hundred Dollars ($96,500.00) (in respect of the Automatic Renewal Period commencing at the end of the initial term of this Lease) or the monthly instalment of the annual Minimum Rent payable by the Tenant during the First Renewal Period (in respect of the Automatic Renewal Period commencing at the end of the First Renewal Period).

ARTICLE 4
RENT
4.1	Rent. The Tenant shall pay, without notice or demand, to the Landlord as Rent for the Leased Premises the aggregate of:
(a)	Minimum Rent in respect of: (i) the initial term of this Lease, payable in advance on the Commencement Date; and (ii) the First Renewal Period and the Second Renewal Period, if applicable, payable in advance in monthly instalments on the first day of each calendar month, as follows:

Period	Per Annum

Years 1 and 2	$1.00 (which amount the Landlord acknowledges has been paid)

First Renewal Period	Market Rent (as provided for in Section 3.3(a)(iv))

Second Renewal Period	Market Rent (as provided for in Section 3.3(b)(iv))

and (iii) the Automatic Renewal Period, if applicable, payable in advance in monthly instalments on the first day of each calendar month, in the amount as provided for in Section 3.3(c);

(b)	all Realty Taxes and Other Taxes at the times and in the manner provided in Sections 4.6 and 4.7, respectively; and

(c)	all amounts (other than payments under provisions (a) and (b) above) payable by the Tenant to the Landlord under this Lease, at the times and in the manner provided in this Lease or, if not so provided, as reasonably required by the Landlord.
4.2                  Minimum Rent. With respect to the Minimum Rent set out in Section 4.1(a), the Tenant and the Landlord hereby acknowledge and agree that the Minimum Rent payable in respect of the initial term of this Lease is a nominal rate in consideration of, among other things, (i) the Tenant’s covenant to use its best efforts to use, occupy and operate in the Leased Premises for the purposes of the development and manufacturing of Spheral Solar and ancillary purposes or for the solar business as it is currently being conducted by the Photowatt Technologies Group; (ii) the Tenant’s acceptance of the Leased Premises in an “as is, where is” condition, as set out in Section 6.4; (iii) the Tenant’s clean-up or remediation obligations set out in Section 5.7, and the Tenant’s environmental indemnity set out in Section 5.7(n); and (iv) the Tenant’s restoration obligations upon the expiration or other termination of the Term set out in Section 14.1.
4.3                  Intent. It is the stated purpose and intent of the Landlord and the Tenant that this Lease shall be fully net and carefree to the Landlord.
4.4                  Payment of Rent. All amounts payable by the Tenant to the Landlord pursuant to this Lease shall be deemed to be Rent and shall be payable and recoverable as Rent in the manner herein provided and the Landlord shall have all rights against the Tenant for default in any such payment as in the case of arrears of Rent. Rent shall be paid to the Landlord in lawful money of Canada, without deduction or set-off, at the address of the Landlord set out on page 1 of this Lease or to such other Person or such other address as the Landlord may from time to time designate in writing. The Tenant’s obligation to pay Rent shall survive the expiration or earlier termination of this Lease. Any Rent or other sum received by the Landlord from or for the account of the Tenant while the Tenant is in default under this Lease may be applied at the Landlord’s option to the satisfaction in whole or in part of any of the obligations of the Tenant then due under this Lease in such manner as the Landlord sees fit regardless of any designation or instruction of the Tenant to the contrary.
4.5                  Partial Months Rent. If the Commencement Date is a day other than the first day of a calendar month, the instalment of Rent payable on the Commencement Date shall be that proportion of Rent which the number of days from the Commencement Date to the last day of the month in which the Commencement Date falls is of 365. If the Term ends on a day other than the last day of a calendar month, the instalment of Rent payable on the first day of the calendar month in which the last day of the Term falls shall be that proportion of Rent which the number of days from the first day of such last calendar month to the last day of the Term is of 365.
4.6	Payment of Realty Taxes.

(a)	In this section, “separate assessment” means the provision of information by the assessor which ascribes separate assessed market values to the Leased Premises and the Unleased Premises, whether or not under separate roll numbers and whether on the notice of assessment or on supplementary information provided by the assessor.

(b)	Payment — The Tenant shall pay Realty Taxes to the Landlord at the times and in the manner as directed by the Landlord, acting reasonably, but in any event prior to the dates upon which the payment of such taxes in instalments are due. If the Landlord so directs the Tenant in writing, the Tenant shall pay Realty Taxes directly to the taxing authority on or before their due date and shall provide proof of payment to the Landlord immediately thereafter. Realty Taxes in respect of the first and last years of the Term shall be adjusted between the Landlord and the Tenant within one (1) year after the end of the year in question.

(c)	Separate Assessment — The Tenant acknowledges that there is at the date of the making of this Lease no separate assessment for Realty Taxes with respect to the Leased Premises. If the Leased Premises and the Unleased Premises are separately assessed, the Tenant shall be responsible to pay the Realty Taxes attributable to the assessment of the Leased Premises and the Landlord shall be responsible to pay the Realty Taxes attributable to the assessment of the Unleased Premises;

(d)	Tenant’s Proportionate Share of Realty Taxes — Unless and until there is a separate assessment of the Leased Premises, the Tenant and the Landlord shall be responsible to pay those shares of the Realty Taxes which are determined by the following principles:

(i)	The Tenant shall pay, as additional rent, all of that portion of the Realty Taxes attributable to the value of the improvements on the Leased Premises from time to time;

(ii)	The Landlord shall be responsible for all of that portion of the Realty Taxes attributable to the value of the improvements on the Unleased Premises from time to time;

(iii)	As long as the Leased Premises and the Unleased Premises are assessed in the same property tax classification:
(A)	the Tenant shall pay, as additional rent, the percentage of the Realty Taxes attributable to the land value (less any value of improvements) that the area of the Leased Premises bears to the area of the Land;

(B)	the Landlord shall be responsible for the percentage of the Realty Taxes attributable to the land value (less any value of improvements) that the area of the Unleased Premises bears to the area of the Land;
(iv)	The Landlord shall use reasonable commercial efforts to obtain the working and other papers of the taxing or assessment authority and shall provide copies of such papers to the Tenant; and

(v)	The Tenant acknowledges that the Unleased Premises may be eligible for a vacancy rebate and any such rebate in any year will in any event be for the sole benefit of the Landlord.

(e)	Increase — If the Leased Premises are at any time during the Term assessed for the support of separate schools (as a result of any action taken by the Tenant) or if the Realty Taxes are increased by reason of any installations made in or upon or any alterations made in or to the Leased Premises by the Tenant or by the Landlord on behalf of the Tenant, or as a result of the issuance of any omitted or corrected assessment, the Tenant shall pay the amount of such increase forthwith to the Landlord upon receipt of notice thereof.

(f)	Decrease — If the Realty Taxes attributable to the Leased Premises are refunded to the Landlord as a result of any successful appeal or request for reconsideration or other change to the assessment or tax rate, the Landlord shall promptly pay such refund to the Tenant.

4.7                  Payment of Other Taxes. The Tenant shall pay to the Landlord the amount of all Other Taxes within five days of receipt of notice from the Landlord specifying the amount of such Other Taxes. The Landlord may, at its option, estimate the amount of Other Taxes allocable to each month and require that the Tenant pay such estimated amount monthly on the first day of each calendar month during the Term. Any necessary adjustment shall be paid by the Tenant or credited by the Landlord, as the case may be, whenever required after determination of Other Taxes.
4.8                  Occupancy Costs. The Tenant shall be responsible for all costs and expenses incurred during the Term whether incurred by the Tenant directly or by or on behalf of the Landlord or any manager or agent of the Landlord in or with respect to the occupancy, complete decoration, repair, administration, maintenance, improvement, replacement and operation of the Leased Premises calculated in accordance with generally accepted accounting principles and including, without limiting the generality of the foregoing, but without duplication and without profit:

(a)	all charges for the cost of heating, cooling and ventilating the Building, hot and cold water and all charges for electricity, gas and all other similar services and utilities provided to the Leased Premises;

(b)	the cost of providing, maintaining and replacing as necessary landscaping and gardening and the cost of snow and refuse removal, if requested by the Tenant;

(c)	the cost of cleaning services to the Leased Premises, including the cost of window cleaning, if requested by the Tenant;

(d)	the cost of all repairs and replacements (save and except structural repairs or replacements) to or with respect to the Leased Premises as well as the cost of any improvement or repair which is required to be made to the Leased Premises by any change in the laws, rules, regulations or orders of any governmental authority having jurisdiction;

(e)	the cost of all insurance maintained by the Landlord pursuant to Section 9.1; and

(f)	the annual amortization including interest at the Prime Rate on the unamortized amount (on a straight-line basis over the useful life or such other period as reasonably determined by the Landlord in accordance with generally accepted accounting principles) of the cost of any modifications, replacements or additions of a capital nature to the Leased Premises and/or the machinery and equipment (but not including the machinery and equipment used in the operation of the solar business) therein and thereon, where in the reasonable opinion of the Landlord such modifications, replacements or additions are intended to have the effect of reducing occupancy costs or resulting in energy savings or resulting in increased security, or any additional equipment or improvements required by legal requirements not in effect at the Commencement Date of the Lease and not to remedy any construction inadequacy or non-compliance with legal requirements in effect at the Commencement Date, or which in the Landlord’s reasonable opinion are for the benefit or safety of users of the Land.
Notwithstanding the foregoing, occupancy costs shall exclude the following, except if specifically included above:
(g)	interest and principal payments on financing of the Landlord, and any other debt costs or ground lease rent of the Landlord;

(h)	costs or expenses incurred with respect to the acquisition, development and construction and landscaping of the Leased Premises and any expansion thereof;

(i)	depreciation;

(j)	costs and expenses relating to structural repairs or replacements of the Leased Premises;

(k)	costs or expenses resulting from any inadequacy in the design or construction of the Leased Premises or with respect to poor workmanship or materials in connection with such construction;

(l)	any administrative, management and overhead costs of the Landlord;

(m)	all costs incurred in connection with the rectification of any work done by the Landlord in the Leased Premises which did not comply with and conform to every applicable statute, law, by-law, and regulation as of the Commencement Date;

(n)	income taxes and other taxes personal to the Landlord;

(o)	the amount of any sales tax, goods and services tax, value added tax or any similar tax (“Sales Tax”) paid or payable by the Landlord on the purchase of goods and services included in occupancy costs which is available to the Landlord as a credit in determining the Landlord’s net tax liability or refund on account of Sales Tax, but only to the extent that Sales Tax is included in occupancy costs;

(p)	the cost of any insurance premiums relating to risks or amounts which are not normally insured against by reasonably prudent owners of similar buildings;

(q)	Capital Tax;

(r)	any cost which would otherwise be included in occupancy costs, but consists of an amount paid to a corporate affiliate, parent or subsidiary of the Landlord, to the extent that such amount is in excess of the fair market value of the said item or service were the expense incurred in an arm’s-length transaction; and

(s)	any costs which are above market costs.
4.9                  Estimates of Expenses and Resolution of Disputes. Any expense payable by the Tenant hereunder may be estimated by the Landlord on whatever reasonable basis the Landlord may select if and to the extent that the Landlord cannot ascertain the actual amount of the expense. The Tenant shall pay the amount of such expense to the Landlord forthwith after receipt of notice specifying such amount. If there is any disagreement as to the amount or propriety of any amount so notified, a certificate of the auditor of the Landlord, acting reasonably, shall be conclusive as to the amount of such expense for any period to which the certificate relates.
4.10                  Rentable Area. The Rentable Area of the Building shall be determined by measuring from and to the inside finish of permanent outer Building walls or from the glass line, whichever extends further and no deduction shall be made for columns, projections, stairs, elevator shafts, stacks, pipe shafts, vertical ducts, washrooms, air conditioning rooms, fan rooms or any other service facilities within the Building. For clarity, Rentable Area shall include basement or other below grade areas or mezzanine areas.

4.11                  Area Determination. The Landlord may from time to time as it deems necessary cause the Rentable Area of the Building or any part thereof to be recalculated or remeasured and the cost thereof shall be payable by the Tenant to the Landlord forthwith upon demand. If any calculation or determination by the Landlord of the Rentable Area of the Building is disputed or called in question, it shall be calculated or determined by the Landlord’s architect or surveyor from time to time appointed for that purpose, whose certificate shall be conclusive and binding upon the parties hereto. If the Tenant disputes the Landlord’s calculation, the Tenant shall pay the full cost of such calculation or determination forthwith upon demand.
ARTICLE 5
USE AND OCCUPATION
5.1                  Use of Leased Premises. The Tenant covenants to use its best efforts to use, occupy and operate in the Leased Premises for the purposes of the development and manufacturing of Spheral Solar and ancillary purposes during the initial term of this Lease, and for such other purposes as may be permitted by applicable laws and approved by the Landlord, which approval may not be unreasonably withheld. The Landlord hereby acknowledges and confirms that the Tenant may use, occupy and operate the Leased Premises for the solar business as it is currently being conducted by the Photowatt Technologies Group.
5.2                  Compliance with Laws. The Tenant shall comply at its expense with all present and future laws, regulations and orders (including, without limitation, zoning bylaws) relating to the occupation or use of the Leased Premises, the installation and condition of the leasehold improvements, trade fixtures, furniture, machinery and equipment installed by the Tenant therein, the making by the Tenant of any repairs, changes or improvements therein and the conduct of any business in the Leased Premises. If alterations or improvements are necessary to comply with any of the foregoing or with the requirements of insurance carriers, the Tenant shall forthwith complete such work to the extent that it can be done within the Leased Premises and in any event shall pay the entire cost of any alterations or improvements so required.
5.3                  Prohibited Uses. The Tenant shall not commit, cause or permit any nuisance or any waste or injury to the Leased Premises or any of the leasehold improvements or fixtures therein or any overloading of the floors of the Leased Premises. Without limiting the generality of the foregoing, the Tenant shall not use or permit the use of any portion of the Leased Premises for any dangerous, illegal, noxious, odorous or offensive trade, business or occurrence. The Tenant shall keep the Leased Premises free of debris or anything of a dangerous, noxious, odorous or offensive nature or which could create a fire hazard (through undue load on electrical circuits or otherwise) or undue vibration, heat or noise. The Tenant shall not use equipment or machinery in the Leased Premises in a manner that results in it being seen or heard outside the Leased Premises. The Landlord acknowledges and agrees that the Tenant’s use of the Leased Premises as carried on at the time of the Commencement Date does not contravene any of the foregoing.
5.4                  Hazardous Use. The Tenant shall not do, omit to do or permit to be done anything which will cause or shall have the effect of causing the cost of the Landlord’s insurance in respect of the Leased Premises or any part thereof to be increased at any time during the Term or any policy of insurance on or relating to the Leased Premises to be subject to cancellation. Without waiving the foregoing prohibition, the Landlord may demand and the Tenant shall pay to the Landlord upon demand, the amount of any increase in the cost of insurance caused by anything so done or omitted to be done. The Tenant shall forthwith upon the Landlord’s request comply with the reasonable requirements of the Landlord’s insurers, cease any activity complained of and make good any circumstance which has caused any increase in insurance premiums or the cancellation of any insurance policy. The Landlord shall use commercially reasonable efforts to obtain a schedule or statement from the Person who computes the insurance rates for the Landlord showing the components of the insurance rate and in determining the amount of increased premiums for which the Tenant is responsible, such schedule or statement shall be conclusive evidence of the items that make up the rate. If any policy of insurance in respect of the Leased Premises or any part thereof is cancelled or becomes subject to cancellation by reason of anything so done or omitted to be done, the Landlord may without prior notice terminate this Lease and re-enter the Leased Premises.
5.5                  Permitted Signs. The Tenant shall use only such identification signs as are permitted by the Landlord, acting reasonably, from time to time and as comply with all applicable by-laws, regulations and codes as to size, location, arrangement, type of lettering, colour, appearance and design. Such signs shall contain only the name under which the Tenant carries on business from time to time.
5.6                  Prohibited Signs. Except with the prior written consent of the Landlord, which consent may be arbitrarily withheld or rescinded in the Landlord’s sole discretion, or as provided in Section 5.5, the Tenant shall not paint, display, inscribe, place or affix any sign, symbol, notice, advertisement, display or direction of any kind anywhere outside the Leased Premises or on the interior of any glass windows or doors or elsewhere within the Leased Premises so as to be visible from the outside of the Leased Premises.
5.7                  Tenant’s Environmental Covenants and Indemnity. The Tenant covenants and agrees that during the Term or as otherwise specified herein:
(a)	the Tenant and the Tenant’s Employees (which includes for the sake of clarity, its invitees who enter into the Leased Premises) shall not bring into the Leased Premises or the Land, any Hazardous Substances, except in accordance with all applicable Environmental Laws. If the Tenant or any Tenant’s Employee shall bring or create upon the Leased Premises or the Land any Hazardous Substances, then such Hazardous Substances shall be and remain the sole property of the Tenant and the Tenant shall remove the same at its sole cost at the expiration of the Term or sooner to the extent such removal is directed by any Authority or such removal is required to effect compliance with any Environmental Laws;

(b)	comply in all respects with all Environmental Laws relating to the Leased Premises or the use of the Leased Premises by the Tenant or the Tenant’s Employees;

(c)	neither the Leased Premises nor the Land shall be used for the purpose of a waste site by the Tenant or the Tenant’s Employees other than waste from production which shall be stored and disposed of pursuant to all applicable Environmental Laws;

(d)	no Hazardous Substance will be located or stored on the Leased Premises or the Land by the Tenant or the Tenant’s Employees, except in accordance with all Environmental Laws relating thereto, and the Tenant and the Tenant’s Employees shall comply with all Environmental Laws, including, but not limited to, matters relating to air pollution, noise control, on-site or off-site waste, Hazardous Substance handling, discharge, disposal or recovery, whether products or waste;

(e)	the Tenant and the Tenant’s Employees shall comply in full with the regulations of the Environmental Laws applicable to any releases into the environment (including, without limitation, into the Leased Premises) of any Hazardous Substance (a “Spill”) during the Term and caused by the Tenant or the Tenant’s Employees with respect to the notification of the Ministry of Environment and shall be responsible for Claims for costs of any clean-up or remediation as such clean-up or remediation is required by the applicable Authority and Environmental Laws, or for compensation for damage or injury suffered as a result of any such Spills;

(f)	all containers containing Hazardous Substance waste products which the Tenant or the Tenant’s Employees have introduced onto the Leased Premises shall be removed from the Leased Premises by means of delivery to a carrier licensed under the laws of the Province of Ontario and disposed of to a waste disposal site licensed under the applicable laws of the Province of Ontario (the Tenant hereby acknowledging and confirming that it has knowledge of the Hazardous Substance waste products which have been brought or introduced onto the Leased Premises up to and including the Commencement Date);

(g)	the processing, storage and handling of chemicals or chemical wastes by the Tenant or the Tenant’s Employees on the Leased Premises shall be conducted in accordance with all Environmental Laws;

(h)	if, pursuant to Environmental Laws, any Authority shall require the clean-up or remediation of any Hazardous Substance:
(i)	held in, released from, abandoned and placed upon the Leased Premises or the Land by the Tenant or the Tenant’s Employees; or

(ii)	released or disposed of by the Tenant or the Tenant’s Employees, then the Tenant shall at its own expense carry out all such required work of such applicable Authority and within the time required by such Authority, including preparing all necessary studies, plans and approvals and providing all bonds and other security required by such Authority, and shall provide all written reports prepared by environmental engineers with respect to all such work to the Landlord;
(i)	promptly notify the Landlord in writing of any written notice received by the Tenant by any Authority alleging a possible violation of or with respect to any matter involving any Environmental Laws relating to operations in the Leased Premises relating to any Person for whom it is in law responsible or any written notice from any other party concerning any Release or alleged Release of any Hazardous Substance by the Tenant or the Tenant’s Employees on the Leased Premises;

(j)	promptly notify the Landlord of the existence of any Hazardous Substance in or on the Leased Premises which the Tenant or the Tenant’s Employees have introduced onto the Leased Premises and such existence is in violation of Environmental Laws and provide to the Landlord a copy of any environmental site assessment of the Leased Premises conducted by or for the Tenant at any time during the Term within thirty (30) days of the Tenant receiving same;

(k)	permit the Landlord upon reasonable notice during normal business hours at its own sole cost and expense and its own risk accompanied by a representative of the Tenant provided Landlord’s entry does not materially interfere with the Tenant’s use of the Leased Premises to:
(i)	enter to inspect the Leased Premises and operations conducted therein for the purpose of conducting environmental tests, assessments and appraisals;

(ii)	conduct environmental tests and environmental assessments or appraisals for which the Tenant may be present and may take its own samples;

(iii)	remove samples from the Leased Premises for which the Tenant may be present and may take its own samples; and

(iv)	examine and make copies of any documents or records required to be maintained by the Tenant pursuant to Environmental Laws, and the Landlord shall promptly repair any damage caused by such entry at its own expense;

(l)	the Landlord may from time to time during the Term, during normal business hours and upon reasonable notice to the Tenant at its own sole cost and expense and its own risk accompanied by a representative of the Tenant:

(i)	enter the Leased Premises for the purpose of causing an environmental audit of the Leased Premises to be carried out, the scope and extent of such audit to be determined by the Landlord in its sole discretion. The Tenant may be present at such audit and take its own samples, provided that in any event Landlord’s entry shall not materially interfere with the Tenant’s reasonable use of the Leased Premises and Landlord shall promptly repair any damage caused by such audit at its own expense; and

(ii)	if any such audit, or in the case of any such audit done in the last year of the Term or at the expiry, repudiation or earlier termination of the Lease (which audit shall be carried out by the Tenant at its own sole cost and expense and its own risk) and any and all of which shall be performed by a licensed environmental engineer selected by the Landlord and the Tenant, each acting reasonably: (a) concludes that an environmental condition in violation of Environmental Laws exists, howsoever caused, and such environmental condition existed at any time from and after August 1, 2003; and (b) such licensed environmental engineer recommends a clean-up or remediation or such clean-up or remediation is required to meet standards for industrial lands as set out in Environmental Laws, then the Tenant shall have liability for the clean-up or remediation and the Tenant, at its own sole cost and expense, shall immediately take such steps as are necessary so as to perform the clean-up or remediation;
(m)	notwithstanding the provisions of Section 5.7(l), the Tenant shall, at its own sole cost and expense and its own risk:
(i)	conduct a Phase I Environmental Audit and any subsequent work (including, without limitation, a Phase II environmental site assessment) recommended by the Phase I Environmental Audit, and a Compliance Audit of the Leased Premises at each of the following times:
(I)	if the Tenant does not exercise the First Renewal Right, on or as soon as reasonably possible after the expiry or earlier termination of the Automatic Renewal Period occurring at the end of the initial term of this Lease; and

(II)	if the Tenant exercises the First Renewal Right, on or as soon as reasonably possible prior to or after the expiry of the initial term of this Lease; and

(III)	if the Tenant exercises the First Renewal Right, but does not exercise the Second Renewal Right, prior to or on or as soon as reasonably possible after the expiry or earlier termination of the Automatic Renewal Period occurring at the end of the First Renewal Period; and
(IV)	if the Tenant exercises the First Renewal Right and exercises the Second Renewal Right, prior to or on or as soon as reasonably possible after the expiry:
A.	of the First Renewal Period; and

B.	or earlier termination of the Second Renewal Period.
All such audits shall be conducted by an Environmental Consultant;

(ii)	the Landlord and the Tenant shall be promptly provided with copies of all interim and final correspondence, test results, reports and assessments issued by such Environmental Consultant in connection with the audits;

(iii)	if any such audit:
(I)	concludes that an environmental condition in violation of Environmental Laws exists, or Hazardous Substances are in, on, under or emanating from the property in exceedance of standards published pursuant to Environmental Laws, howsoever caused, and such environmental condition existed at any time from and after August 1, 2003; and

(II)	such Environmental Consultant recommends a clean-up or remediation or clean-up or remediation is required pursuant to applicable Environmental Laws or in order to meet standards published pursuant to Environmental Laws, then the Tenant shall have liability for the clean-up or remediation and the Tenant, at its own sole cost and expense, shall immediately take such steps as are necessary so as to perform the clean-up or remediation; and
(n)	any breach of any of the foregoing covenants and undertakings shall constitute a breach of this Lease by the Tenant, entitling the Landlord to pursue its rights and remedies hereunder subject to the applicable cure period set forth in Section 11.4. In addition, the Tenant shall indemnify and save the Landlord and its directors, officers, employees, servants, agents, contractors, successors and assigns harmless from and against any and all Claims, as a result of any breach of the obligations of the Tenant set out above in Sections 5.7(a) to 5.7(m), including without limitation, any Environmental Claim, which indemnity shall survive the expiration or termination of this Lease.
ARTICLE 6
OBLIGATIONS OF THE LANDLORD
6.1                  The Leased Premises. The Landlord shall make the Leased Premises available to the Tenant on the Commencement Date, it being understood that the Landlord shall not be responsible for providing any improvements to the Leased Premises during the Term or for providing any services which are stated in this Lease to be the responsibility of the Tenant.
6.2                  Systems. The operation of all systems within the Leased Premises shall be the sole responsibility of the Tenant and the Landlord shall have no responsibility for any inadequacy of performance of any systems within the Leased Premises or for the interruption or disturbance of any utility or other service normally available to the Leased Premises.
6.3                  Access by Landlord. The Tenant shall permit the Landlord to enter the Leased Premises at any time outside normal business hours in case of an emergency and otherwise during normal business hours accompanied by a representative of the Tenant where such will not unreasonably disturb or interfere with the Tenant’s use of the Leased Premises or operation of its business, to examine, inspect and show the Leased Premises for purposes of leasing, sale or financing, to provide services or make repairs, replacements, changes or alterations as provided for in this Lease and to take such steps as the Landlord may deem necessary for the safety, improvement or preservation of the Leased Premises. The Landlord shall give reasonable notice to the Tenant prior to entry but no such entry shall constitute an eviction or a breach of the Landlord’s covenant for quiet enjoyment or entitle the Tenant to any abatement of Rent.
6.4                  Condition of Leased Premises. The Tenant agrees that it has entered into this Lease on the express understanding that all improvements to the Leased Premises shall be performed at the sole expense of the Tenant in accordance with the terms of this Lease. The Tenant shall accept the Leased Premises “as is, where is” in their state and condition existing at the Commencement Date including, without limitation, any environmental contamination of the Land or the Leased Premises.
ARTICLE 7
SERVICES, MAINTENANCE, REPAIR AND ALTERATIONS BY THE TENANT
7.1                  Utilities. The Tenant shall be solely responsible for the cost of all utilities supplied to or for the Leased Premises including, without limitation, the cost of all electricity, gas, hot and cold water, telephone and all other utilities, services and facilities. The cost of all such utilities shall be paid to the utility supplier by the Tenant on or before their due date.
7.2                  Lights, Etc. The Tenant shall be solely responsible for replacing at its expense all fluorescent tubes, light bulbs and ballasts and for the cleaning, maintaining and servicing of same, all in accordance with the standards required by the Landlord from time to time.

7.3                  Heating, Ventilation and Air-Conditioning. The Tenant shall be solely responsible for the cost of all heating, ventilation and air-conditioning required in the Leased Premises or any part thereof and shall maintain therein conditions of reasonable temperature and comfort so as to prevent damage to the Leased Premises caused by the elements or otherwise.
7.4                  Alterations by Tenant. The Tenant may from time to time at its own expense make changes, additions and improvements to the Leased Premises to better adapt the same to its business, provided that any change, addition or improvement shall:
(a)	comply with the requirements of any governmental authority having jurisdiction;

(b)	be made only after detailed plans and specifications therefor have been submitted to the Landlord and received the prior written consent of the Landlord, acting reasonably, all at the expense of the Tenant, including the reasonable cost of the Landlord’s consultants, if any; and

(c)	be carried out in a good and workmanlike manner and only by Persons selected by the Tenant and approved in writing by the Landlord, acting reasonably, who shall if required by the Landlord deliver to the Landlord before commencement of the work, performance and payment bonds as well as proof of workers’ compensation and public liability and property damage insurance coverage, with the Landlord named as an additional insured, in amounts, with companies and in form reasonably satisfactory to the Landlord, which shall remain in effect during the entire period in which the work will be carried out, provided that if any such changes, additions or improvements require modification to the heating, ventilation or air-conditioning systems in the Building, the Tenant shall be solely responsible for the cost of such modifications.
7.5                  Tenant’s Work. The Tenant may install in the Leased Premises its usual fixtures and personal property in a proper manner; provided that no installation or repair shall interfere with or damage the mechanical or electrical systems or the structure of the Building. If the Tenant is not then in default hereunder, the fixtures and personal property installed in the Leased Premises by or on behalf of the Tenant may be removed by the Tenant from time to time in the ordinary course of the Tenant’s business or in the course of reconstruction, renovation or alteration of the Leased Premises by the Tenant, provided that the Tenant promptly repairs at its own expense any damage to the Leased Premises and the Building resulting from the installation and removal and provided further that in the event of removal of fixtures, the Tenant shall promptly replace such fixtures with fixtures of equal or greater quality and value.
7.6                  Condition of Premises. The Tenant shall, at its expense, maintain the Leased Premises and all improvements therein in the same repair, order and condition as existing on the Commencement Date, subject to reasonable wear and tear, including, without limitation:
(a)	cleaning and removal of debris and garbage;

(b)	repainting the Leased Premises and cleaning windows and floor coverings at reasonable intervals as reasonably required by the Landlord;

(c)	making repairs and replacements as needed to the Leased Premises and all systems located therein including, without limitation, to heating, air-conditioning and ventilation equipment, glass, doors, hardware, partitions, walls, fixtures, lighting and plumbing fixtures, wiring, piping, ceilings, floors and thresholds;

(d)	providing and maintaining landscaping, gardening and snow removal;

(e)	making repairs and replacements, but, for greater certainty, the Tenant shall not be required to make structural repairs or replacements to the Building and Leased Premises; and

(f)	keeping the Leased Premises in a condition so as to comply with the requirements of any governmental authority having jurisdiction, all to such standards and condition as would a careful and prudent owner of a property similar to the Leased Premises in the area in which the Leased Premises are located. Notwithstanding the foregoing, and for greater certainty, the Landlord acknowledges and agrees that repainting of the Leased Premises shall not be required during the initial term of this Lease.
7.7                  Failure to Maintain. If the Tenant fails to perform any obligation under this Article 7, then on not less than fifteen (15) days’ notice to the Tenant, the Landlord may enter the Leased Premises and perform the obligation without liability to the Tenant for any loss or damage to the Tenant thereby incurred. The Tenant shall, promptly after receiving the Landlord’s invoice therefor, reimburse the Landlord for all costs incurred by the Landlord in performing the obligation.
7.8                  Liens. The Tenant shall pay promptly when due all costs for work done or caused to be done by the Tenant in the Leased Premises which could result in any lien or encumbrance on the Landlord’s interest in the Leased Premises or any part thereof, shall keep the title to the Leased Premises and every part thereof free and clear of any lien or encumbrance in respect of the work and shall indemnify and hold harmless the Landlord against any claim, loss, cost, demand and legal or other expense, whether in respect of any lien or otherwise, arising out of the supply of materials, services or labour for the work. The Tenant shall immediately notify the Landlord of the lien, claim of lien or other action of which it has or reasonably should have knowledge and which affects the title to the Land, the Building or the Leased Premises or any part thereof and shall cause the same to be removed within fifteen (15) days (or such additional time as the Landlord may consent to in writing), failing which the Landlord may take such action as the Landlord deems necessary to remove same and the entire cost thereof shall immediately become due and payable by the Tenant to the Landlord.

ARTICLE 8
TAXES
8.1                  Landlord’s Taxes. The Landlord shall pay promptly when due (but subject to contribution by the Tenant as required hereunder) any tax, rate, levy, assessment, fee and other charge (except for taxes payable by the Tenant under this Lease) which is imposed, levied, assessed or charged by a taxing or other authority having jurisdiction and which is payable in respect of the Term or any part thereof upon or on account of the Leased Premises.
8.2                  Tenant’s Taxes. In addition to taxes payable by the Tenant under Sections 4.6 and 4.7, the Tenant shall pay promptly when due every tax, rate, levy, assessment, fee and other charge which is imposed, levied, assessed or charged to or for the account of the Tenant or the Leased Premises by a taxing authority having jurisdiction and which is payable upon or on account of:
(a)	operations at, occupancy of, or conduct of business in and from the Leased Premises by or with permission of the Tenant; and

(b)	fixtures, improvements or personal property in the Leased Premises which do not belong to the Landlord;
provided that if the Landlord so elects by notice to the Tenant, the Tenant shall pay any such taxes payable by it under this Lease in monthly instalments to the Landlord and the Landlord shall remit the amounts to the appropriate authorities. The Tenant agrees that if, at any time and from time to time throughout the Term, any additional tax, rate, levy, assessment, fee, charge, cost, expense, penalty, fine or interest is imposed, levied, assessed or charged to or for the account of the Landlord by a taxing authority having jurisdiction and which is payable upon or on account of the Minimum Rent in respect of the initial term of this Lease, the Tenant shall forthwith pay fifty percent (50%) of such additional tax, rate, levy, assessment, fee, charge, cost, expense, penalty, fine or interest to the Landlord.
8.3                  Right to Contest. Each of the Landlord and the Tenant (provided the Tenant is legally entitled to do so) shall have the right to contest in good faith the validity or amount of any tax, rate, levy, assessment, fee or other charge which it is responsible to pay under this Article 8 and to defer payment of such taxes to the extent permitted by law; provided that no contest by the Tenant shall involve the possibility of forfeiture, sale or disturbance of the Landlord’s interest in the Leased Premises and that, upon the final determination of any contest by the Tenant, the Tenant shall immediately pay and satisfy the amount found to be due, together with any costs, penalties and interest. If as a result of any contest by the Tenant, any tax, rate, levy, assessment, fee or other charge is increased, the Tenant shall be responsible for the full amount of such increase in respect of the period to which the contest relates and to any subsequent tax periods which commence during the Term.
8.4                  Notice of Taxes. The Tenant shall promptly give to the Landlord all assessment notices, tax bills and any other notices relating in any way to the Leased Premises forthwith after receipt thereof by the Tenant.

ARTICLE 9
INSURANCE & LIABILITY
9.1                  Landlord’s Insurance. During the Term, the Landlord shall place insurance coverage on the Leased Premises, which coverage shall include the following:
(a)	all risks insurance for the full reconstruction value of the Building (including the value of the foundations) as determined by the Landlord, acting reasonably;

(b)	as an extension to the insurance maintained pursuant to Section 9.1(a), insurance on the rental income derived by the Landlord from the Leased Premises on a gross rental income form with a period of indemnity of not less than the period as estimated by the Landlord from time to time which would be required to rebuild the Leased Premises in the event of complete destruction thereof;

(c)	comprehensive boiler and unfired pressure vessels insurance, including repair or replacement and rental income coverages;

(d)	comprehensive general bodily injury and property damage liability insurance; and

(e)	such other insurance which is or may become customary or reasonable for owners of buildings similar to the Building to carry in respect of loss of or damage to the Building or liability arising therefrom.
The insurance referred to in this Section 9.1 shall be carried in amounts determined by the Landlord and shall be obtained from a company or companies and be of a type and form satisfactory to the Landlord, acting reasonably. The insurance shall be written in the name of the Landlord with loss payable to the Landlord and to any mortgagee (including any trustee under a deed of trust and mortgage) of the Leased Premises from time to time if required by the Landlord. The policies of insurance referred to in Sections 9.1(a), (b) and (c) shall contain a waiver of the insurer’s right of subrogation as against the Tenant. The Landlord hereby waives its right of recovery against the Tenant, its employees and those for whom the Tenant is in law responsible with respect to occurrences required to be insured against by the Landlord hereunder, but only to the extent that the Landlord receives proceeds of insurance from its insurer or insurers with respect to same after making reasonable efforts to collect. All insurance required to be placed by the Landlord under the terms of this Lease shall be at the expense of the Tenant and the Tenant shall pay to the Landlord the reasonable cost of all such insurance forthwith upon demand therefor. The cost of insurance shall be adjusted between the Landlord and the Tenant on the Commencement Date and at the expiry of the Term. Notwithstanding any contribution by the Tenant to insurance premiums as provided for in this Lease, no insurable interest is conferred upon the Tenant under policies carried by the Landlord. Except as specifically provided in this Lease, the Landlord shall in no way be accountable to the Tenant regarding the use of the insurance proceeds arising from any claim. Nothing contained in this Lease shall require the Landlord to insure any of the Tenant’s equipment, machinery, stock, leasehold improvements, fixtures or any other property owned or brought onto or into the Leased Premises by the Tenant whether affixed to the Building or not.

9.2                  Tenant’s Insurance. At its expense, the Tenant shall take out and thereafter maintain in force at all times during the Term insurance policies as follows:
(a)	all risks insurance on all property of every description, nature and kind owned by the Tenant or for which the Tenant is legally liable, or installed in the Leased Premises by or on behalf of the Tenant or which is located or situate within the Leased Premises including, without limitation, all leasehold improvements and Tenant’s fixtures in an amount not less than the full replacement cost thereof without deduction for depreciation. Such insurance shall be subject to replacement cost endorsement and shall include a stated amount co-insurance clause;

(b)	comprehensive broad form boiler, machinery and equipment insurance for the full replacement cost value of all boilers, pressure vessels, air-conditioning and other equipment located on the Leased Premises;

(c)	business interruption insurance in such amounts as will reimburse the Tenant for direct or indirect loss of earnings attributed to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Leased Premises or to the Building as a result of such perils;

(d)	comprehensive general bodily injury and property damage liability insurance and tenant’s legal liability insurance in the minimum amount of Ten Million Dollars ($10,000,000.00) and in a form satisfactory to the Landlord, acting reasonably, and including owners and contractors protective, products and completed operations, personal injury, intentional acts, employer’s liability, occurrence property damage (broad form), blanket contractual and non-owned automobile liability extensions. Such insurance shall include a cross liability and severability of interest clause; and

(e)	any other form or forms of insurance as the Tenant or the Landlord or the mortgagees of the Landlord reasonably require from time to time in form, in amounts and for insurance risks against which a prudent tenant would protect itself, provided such form of insurance and amounts of coverage are generally available on terms which the Tenant, acting reasonably, considers to be reasonable commercial terms, but subject to such higher limits as the Tenant, the Landlord, acting reasonably, or any mortgagee of the Landlord’s interest in the Leased Premises may require from time to time and against such additional risks as a prudent tenant would insure. The insurance policies referred to in this Section 9.2 shall contain a waiver of the insurer’s right of subrogation as against the Landlord, the Landlord’s directors, officers, employees, servants, agents, contractors, successors and assigns and any Person for whom the Landlord may in law or by agreement be responsible or for whom the Landlord may have agreed to obtain such a waiver. Any and all deductibles shall be at the expense of the Tenant. The Tenant shall provide to the Landlord at the commencement of the Term, 30 days prior to the renewal of all insurance referred to in this Section 9.2 and promptly at any time upon request, a certificate of insurance evidencing the insurance coverages maintained by the Tenant in accordance with this Section 9.2, such certificates to be in a form acceptable to the Landlord, acting reasonably. The delivery to the Landlord of a certificate of insurance or a certified copy of an insurance policy or any review thereof by or on behalf of the Landlord shall not limit the obligation of the Tenant to provide and maintain insurance pursuant to this Section 9.2 or derogate from the Landlord’s rights if the Tenant shall fail to fully insure. All policies of insurance placed under this Section 9.2 shall be placed with a company or companies reasonably satisfactory to the Landlord. All policies shall provide that the insurance shall not be cancelled or changed to the prejudice of the Landlord without at least 30 days’ prior written notice given by the insurer to the Landlord.
9.3                  Placement of Tenant’s Insurance by Landlord. If the Tenant fails to place or maintain all or any of the insurance coverages referred to in Section 9.2, the Landlord may, at its option, place all or any part of such insurance in the name of or on behalf of the Tenant and the Tenant shall pay to the Landlord upon demand all costs incurred by the Landlord in so doing, including the premium or premiums for such insurance.
9.4                  Cancellation of Insurance. The Tenant covenants that nothing will be done or omitted to be done whereby any policy of insurance obtained by the Landlord pursuant to Section 9.1 shall be cancelled or the Leased Premises rendered uninsurable.
9.5                  Limitation of Landlord’s Liability. The Landlord and its directors, officers, employees, servants, agents, contractors, successors and assigns shall not be liable even if grossly negligent for any damage to the Leased Premises or any property located therein caused by any latent defect or by steam, water, rain or snow which may leak into, issue or flow from any part of the Leased Premises or from the water, steam, sprinkler or drainage pipes or plumbing works of the same or from any other place or from any damage caused by or attributable to the condition or arrangement of any electrical or other wiring or for damage caused by interruption or failure of any service or utility or for damage however caused to books, records, files, money, securities, negotiable instruments, papers or other valuables.
9.6                  Indemnity. The Tenant shall indemnify and save harmless the Landlord and its directors, officers, employees, servants, agents, contractors, successors and assigns from any and all liabilities, damages, costs, claims, suits or actions growing or arising out of:
(a)	any breach, violation or non-performance of any covenant, condition or agreement in this Lease set forth and contained on the part of the Tenant to be fulfilled, kept, observed and performed;

(b)	any damage to property while the property is in or about the Leased Premises; and

(c)	any injury to person or persons including death resulting at any time therefrom occurring in or about the Leased Premises.

9.7                  Survival of Obligations and Indemnities. All obligations of the Tenant which arise during the Term pursuant to this Lease and which have not been satisfied and the indemnities and other obligations of the Tenant contained in this Lease shall survive the expiration or other termination of this Lease.
ARTICLE 10
DAMAGE AND DESTRUCTION
10.1                  Limited Damage to Leased Premises. If during the Term, the Leased Premises or any part thereof shall be destroyed or damaged by any hazard against which the Landlord is obligated to insure or has insured hereunder, the Landlord, if permitted by law so to do, shall proceed with reasonable diligence to rebuild and restore or repair the Leased Premises or comparable premises in conformance with current laws but only to the extent of insurance proceeds received. The covenants of the Tenant to repair shall not include any repairs of damage required to be made by the Landlord under this Section 10.1. Rent payable by the Tenant from the date of such damage or destruction until the Leased Premises are restored, shall abate to the extent of all amounts which the Landlord may receive from loss of rental insurance. If less than all of the Leased Premises is destroyed or damaged as contemplated in this Section 10.1, Minimum Rent payable by the Tenant shall abate from the date of such damage or destruction until the Leased Premises are restored, in the same proportion as the Rentable Area of the Leased Premises so damaged or destroyed is of the total Rentable Area of the Leased Premises.
10.2                  Major Damage to Leased Premises. Notwithstanding anything in this Lease contained, if in the opinion of the Landlord’s architect or engineer given within 30 business days of the happening of damage or destruction, the Leased Premises shall be damaged or destroyed by any hazard against which the Landlord is obligated to insure or has insured as provided for hereunder to the extent that the Leased Premises shall be incapable of being rebuilt or repaired or restored with reasonable diligence within six months after the occurrence of such damage or destruction, then, either the Landlord or the Tenant may, at its option, terminate this Lease by notice in writing to the other given within 15 days after the giving of the opinion by the Landlord’s architect or engineer. If notice is given by the Landlord or the Tenant under this Section 10.2, then this Lease shall terminate from the date of such damage or destruction and the Tenant shall immediately surrender the Leased Premises and all interest therein to the Landlord and the Rent shall be apportioned and shall be payable by the Tenant only to the date of such damage or destruction and the Landlord may thereafter re-enter and repossess the Leased Premises.
10.3                  No Abatement. Except as specifically provided in this Article 10, there shall be no reduction of Rent and the Landlord shall have no liability to the Tenant by reason of any injury to or interference with the Tenant’s business or property arising from fire or other casualty, howsoever caused, or from the making of any repairs resulting therefrom or to any portion of the Building or the Leased Premises.
10.4                  Notify. The Tenant shall immediately notify the Landlord of any accident or defect in the Leased Premises or any systems thereof, and as well of any matter or condition which may cause injury or damage to the Building or any person or property located therein.

ARTICLE 11
DEFAULT
11.1                  Interest. The Tenant shall pay monthly to the Landlord interest at a rate equal to the lesser of the Prime Rate plus five per cent per annum and the maximum rate permitted by applicable law, upon all Rent required to be paid hereunder from the due date for payment thereof until the same is fully paid and satisfied.
11.2                  Costs of Enforcement. The Tenant shall indemnify the Landlord against all costs and charges (including legal fees on a substantial indemnity basis) reasonably incurred in enforcing payment of Rent hereunder and in obtaining possession of the Leased Premises after default of the Tenant or upon expiration or earlier termination of this Lease or in enforcing any covenant, proviso or agreement of the Tenant herein contained. All such costs and charges shall be paid by the Tenant to the Landlord forthwith upon demand.
11.3                  Performance of Tenant’s Obligations. All covenants and agreements to be performed by the Tenant under any of the terms of this Lease shall be performed by the Tenant, at the Tenant’s sole cost and expense, and without any abatement of Rent. If the Tenant fails to perform any act to be performed by it hereunder, and the failure continues for ten (10) days following notice thereof, the Landlord may (but shall not be obligated to) perform the act without waiving or releasing the Tenant from any of its obligations relative thereto. All sums paid and costs incurred by the Landlord in so performing the act, together with interest thereon at the rate set out in Section 11.1 from the date payment was made or such cost incurred by the Landlord, shall be payable by the Tenant to the Landlord on demand.
11.4                  Events of Default. If and whenever:
(a)	all or any part of the Rent hereby reserved is not paid when due and default continues for five (5) days after written notice thereof; or

(b)	the Term or any goods, chattels or equipment of the Tenant is seized or is taken or exigible in execution or in attachment or if a writ of execution is issued against the Tenant or if a creditor takes possession thereof; or

(c)	the Tenant or any person or corporation bound to perform the obligations of the Tenant hereunder either as guarantor or indemnifier or as one of the parties constituting the Tenant takes any steps or suffers any order to be made for its winding-up or other termination of its corporate existence or becomes insolvent or commits an act of bankruptcy or becomes bankrupt or takes the benefit of any statute that may be in force for bankrupt or insolvent debtors or becomes involved in voluntary or involuntary winding-up proceedings or if a receiver or receiver/manager shall be appointed for the business, property, affairs or revenues of the Tenant or such person or corporation; or

(d)	the Tenant makes a bulk sale of its goods or moves or commences, attempts or threatens to move its goods, chattels and equipment out of the Leased Premises

(other than in the normal course of its business) or ceases to conduct business from the Leased Premises; or

(e)	the Tenant vacates or abandons the Leased Premises in whole or in part or fails to actively carry on business therein; or

(f)	the Tenant fails to observe, perform and keep each and every of the covenants, agreements, provisions, stipulations and conditions herein contained to be observed, performed and kept by the Tenant (other than payment of Rent) and persists in the failure after fifteen (15) days’ written notice by the Landlord requiring the Tenant to remedy, correct, desist or comply (or if any breach would reasonably require more than fifteen (15) days to rectify, unless the Tenant commences rectification within the fifteen (15) day notice period and thereafter promptly and effectively and continuously proceeds with the rectification of the breach), then the Landlord shall be entitled to any or all of those remedies set out in Section 11.5.
11.5                  Remedies on Default. The Landlord may, at its option, in any of the cases set out in Section 11.4 and in addition to and without prejudice to all rights and remedies of the Landlord available to it either by any other provision of this Lease or by statute or the general law:
(a)	be entitled to the full amount of the current month’s and the next ensuing three months’ instalments of Rent which shall immediately become due and payable and the Landlord may immediately distrain for the same, together with any arrears then unpaid;

(b)	without notice or any form of legal process, forthwith re-enter upon and take possession of the Leased Premises or any part thereof in the name of the whole and re-let the Leased Premises or any part thereof on behalf of the Tenant or otherwise as the Landlord sees fit and remove and sell the Tenant’s goods, chattels and trade fixtures therefrom, any rule of law or equity to the contrary notwithstanding;

(c)	seize and sell such goods, chattels and equipment of the Tenant as are in the Leased Premises and may apply the proceeds thereof to all Rent to which the Landlord is then entitled under this Lease. Any such sale may be effected by public auction or otherwise, and either in bulk or by individual item, or partly by one means and partly by another, all as the Landlord in its sole discretion may decide;

(d)	terminate this Lease by leaving upon the Leased Premises notice in writing of the termination, and termination shall be without prejudice to the Landlord’s right to damages; it being agreed that the Tenant shall pay to the Landlord on demand as damages the loss of income of the Landlord to be derived from the Leased Premises for the unexpired portion of the Term had it not been terminated; or

(e)	re-enter into and upon the Leased Premises or any part thereof in the name of the whole and repossess and enjoy the same as of the Landlord’s former estate, anything herein contained to the contrary notwithstanding, and the Tenant shall pay to the Landlord forthwith upon demand all expenses of the Landlord in re-entering, terminating, re-letting, collecting sums due or payable by the Tenant or realizing upon assets seized including tenant inducements, leasing commissions, legal fees on a substantial indemnity basis and all disbursements and the expense of keeping the Leased Premises in good order, repairing the same and preparing them for re-letting.
11.6                  Availability of Remedies. The Landlord may from time to time resort to any or all of the rights and remedies available to it in the event of any default by the Tenant, either by any provision of this Lease or by statute or the general law, all of which rights and remedies are intended to be cumulative and not alternative, and the express provisions hereunder as to certain rights and remedies are not to be interpreted as excluding any other or additional rights or remedies available to the Landlord by statute or the general law.
11.7                  Waiver. If the Landlord shall overlook, excuse, condone or suffer any default, breach or non-observance by the Tenant of any obligation hereunder, this shall not operate as a waiver of the obligation in respect of any continuing or subsequent default, breach or non-observance and no such waiver shall be implied but shall only be effective if expressed in writing.
11.8                  Waiver of Exemption and Redemption. Notwithstanding anything contained in any statute now or hereafter in force limiting or abrogating the right of distress, none of the Tenant’s goods, chattels or trade fixtures on the Leased Premises at any time during the Term shall be exempt from levy by distress for Rent in arrears, and upon any claim being made for exemption by the Tenant or on distress being made by the Landlord, this agreement may be pleaded as an estoppel against the Tenant in any action brought to test the right to the levying upon of any such goods as are named as exempted in any such statute, the Tenant hereby waiving all and every benefit that could or might have accrued to the Tenant under and by virtue of any such statute but for this Lease. The Tenant hereby expressly waives any and all rights of redemption and relief from forfeiture granted by or under any present or future laws in the event of the Tenant being evicted or dispossessed for any cause, or in the event of the Landlord obtaining possession of the Leased Premises, by reason of the violation by the Tenant of any of the terms or conditions of this Lease or otherwise.
ARTICLE 12
ASSIGNMENT AND SUBLETTING
12.1                  Assignment. Provided no default under this Lease is then outstanding, the Tenant may assign this Lease:

(a)	to an assignee who is a purchaser of all or substantially all of the business of the parent company of the Tenant, an affiliate (as defined in the Business Corporations Act (Ontario)) of the Tenant, a corporation which results from the reconstruction, consolidation, amalgamation or merger of the Tenant, or a trust or partnership in which the Tenant has a substantial interest, with the Landlord’s prior written consent, which consent shall not be unreasonably withheld; or

(b)	to any other assignee who, in the Landlord’s sole opinion, will not be an undesirable tenant, with the Landlord’s prior written consent, which consent may be unreasonably withheld.
12.2                  Subleasing. With the Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, the Tenant may, provided no default under this Lease is then outstanding, sublet all or any part of the Leased Premises. Notwithstanding anything else to the contrary provided in this Lease and/or any act or rule of law or regulation now or hereafter in force to the contrary, the Landlord may, in its sole and absolute discretion, refuse to give its consent to any transfer or subletting by the Tenant of less than the whole of the Leased Premises resulting in more than three (3) separate premises therein. It is expressly understood and agreed by the Tenant that except as permitted above in this Section, no further sub-subletting or parting with possession of all or any part of the Leased Premises in any way, or use or occupation of all or any part of the Leased Premises by any other Person, is permitted.
12.3 Request for Consent. Any request for the consent of the Landlord to any assignment, transfer, pledge or subletting shall be in writing and accompanied by full particulars of the terms of the proposed assignment, transfer, pledge or subletting, as the case may be, and shall contain detailed information as to the identity, business and financial status of the proposed assignee, transferee, pledgee or subtenant. The Landlord shall be deemed to be acting reasonably in withholding its consent to any proposed assignment or sublease if the Landlord determines, without limitation, that:
(a)	the Landlord would be unable to secure the consent of any mortgagee or other Person who may have the right to approve the assignment or sublease, on terms satisfactory to the Landlord, acting reasonably;

(b)	the business experience, financial background or creditworthiness of the proposed assignee or subtenant or its principals is insufficient or unsatisfactory;

(c)	the Landlord, acting reasonably, did not receive sufficient information, material, books or records from the Tenant or the proposed assignee or subtenant, including its principals, to enable the Landlord to make a determination concerning any of the matters set out above.
If the Tenant is of the opinion that any consent has been wrongfully withheld, its remedies in respect thereof shall not include any loss, injury or damage arising therefrom or termination of this Lease. All reasonable costs associated with considering or the giving of such consents and the preparation of necessary documentation as provided herein, including the Landlord’s reasonable legal fees on a substantial indemnity basis, shall be payable by the Tenant to the Landlord forthwith upon demand.
Provided, however, and it is made a condition to any assignment, transfer, subletting or use or occupation of the Leased Premises by any other Person that:
(d)	the proposed assignee, transferee, subtenant or user or occupant of the Leased Premises, jointly and severally with the Tenant, shall agree in writing with the Landlord to assume and perform all of the obligations, terms, covenants, conditions and agreements by this Lease imposed upon the Tenant herein in a form to be approved by the solicitor for the Landlord, acting reasonably, and shall obtain occupancy approval from the local building and fire departments, if necessary, and provide evidence thereof to the Landlord prior to taking occupancy of the Leased Premises;

(e)	the assignee, transferee, subtenant or user or occupant of the Leased Premises shall also waive any rights which it may have at common law in respect of relief from forfeiture and any rights it may have pursuant to Sections 21 and 39(2) of the Commercial Tenancies Act (Ontario), as amended from time to time;

(f)	the acceptance by the Landlord of Rent from an assignee, transferee, subtenant or user or occupant of the Leased Premises without the Landlord’s consent shall not constitute a waiver of the requirement of such consent nor shall it constitute an acceptance of such party as the Tenant;

(g)	the Landlord may, at its option, cancel the First Renewal Right and the Second Renewal Right;

(h)	the Leased Premises, at the time of the assignment, transfer, subletting or use or occupation of the Leased Premises by such other Person shall comply in all respects with the standard of repair and maintenance required of the Tenant pursuant to this Lease;

(i)	with respect to a sublease having a term expiring in the last twelve (12) months of the Term, the Landlord shall have received from the Tenant or the assignee, transferee, subtenant or user or occupant of the Leased Premises a cash deposit equal to the last three (3) months’ Minimum Rent hereunder (pro-rated in the case of a request relating to a portion only of the Leased Premises), as security for the performance of the repair and maintenance obligations of the Tenant and the assignee, transferee, subtenant or user or occupant of the Leased Premises, to be held by the Landlord pending delivery up of the Leased Premises (or the portion thereof which is subject to the assignment, transfer, subletting or use or occupation of the Leased Premises by such other Person) by the assignee, transferee, subtenant or user or occupant of the Leased Premises in the condition and to the standard required hereunder;

(j)	if the assignment, transfer, subletting or use or occupation of the Leased Premises by such other Person does not take place within sixty (60) days of the giving of consent by the Landlord, the consent shall, at the Landlord’s option, expire and become null and void; and

(k)	if the Lease is disaffirmed, disclaimed or terminated by any trustee in bankruptcy of an assignee, transferee, subtenant or user or occupant of the Leased Premises, the original Tenant named in this Lease will be deemed on notice from the Landlord given within sixty (60) days from the date of such disaffirmation, disclaimer or termination to have entered into a lease with the Landlord containing the same terms and conditions as in this Lease.
12.4                  Excess Rent. In the event that the Minimum Rent payable under any assignment, transfer, subletting or use or occupation of the Leased Premises by any other Person during any renewal period is in excess of the Minimum Rent reserved hereunder or is in excess of the proportionate Minimum Rent reserved in the event of a sublease of part of the Leased Premises, whether the excess be in the form of cash, goods or services from the assignee, transferee, subtenant or user or occupant of the Leased Premises or anyone acting on its behalf, the Tenant shall pay all of such excess to the Landlord immediately upon receipt thereof; in the event that such excess is represented by goods or services rendered to the Tenant, the value of those goods or services shall be determined by the Landlord and the Tenant and that value shall be paid in cash to the Landlord immediately upon such determination. For greater certainty, this Section shall not apply during the initial term of this Lease specified in Section 3.1, but shall only apply during any renewal period.
12.5                  Limitation. Except as specifically provided in this Article 12, the Tenant shall not assign, sublet, pledge or transfer this Lease or any interest therein or in any way part with possession of all or any part of the Leased Premises, or permit all or any part of the Leased Premises to be used or occupied by any other Person. Any transfer or other dealing with any of the shares of the Tenant having the effect of altering the identity of the shareholder or shareholders having the right to exercise a majority of the votes in an election of directors or otherwise changing control, directly or indirectly, of the Tenant, shall be deemed to be an assignment of this Lease which requires the prior approval of the Landlord as set out herein. The provisions of this Section 12.5 shall not apply where the Tenant’s shares are listed on a North American Stock Exchange. Any assignment, transfer or subletting or purported assignment, transfer or subletting except as specifically provided herein shall be null and void and of no force and effect. The rights and interests of the Tenant under this Lease shall not be assignable by operation of law without the Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.
12.6                  Documentation. No assignment, transfer, subletting or use or occupation of the Leased Premises by any other Person which is permitted under this Article 12 shall release or relieve the Tenant of its obligations under this Lease including, without limitation, the obligation to pay Rent, unless the release or relief is specifically granted by the Landlord to the Tenant in writing.

12.7                  Subsequent Assignments. The Landlord’s consent to an assignment, transfer, subletting or use or occupation of the Leased Premises by any Person other than the Tenant shall not be deemed to be a consent to any subsequent assignment, transfer, subletting or use or occupation.
12.8                  Advertising Leased Premises. The Tenant shall not advertise or allow the Leased Premises or a portion thereof to be advertised as being available for assignment, sublease or otherwise without the prior written approval of the Landlord as to the form, size, content and location of such advertisement, which approval shall not be unreasonably withheld, provided that no such advertising shall contain any reference to the Rent for the Leased Premises.
ARTICLE 13
TRANSFERS BY LANDLORD
13.1                  Sale, Conveyance and Assignment. Nothing in this Lease shall restrict the right of the Landlord to sell, convey, assign, pledge or otherwise deal with the Leased Premises subject only to the rights of the Tenant under this Lease.
13.2                  Effect of Transfer. A sale, conveyance or assignment of the Leased Premises by the Landlord shall operate to release the Landlord from liability from and after the effective date thereof in respect of all of the covenants, terms and conditions of this Lease, express or implied, except as they may relate to the period prior to the effective date, and the Tenant shall thereafter look solely to the Landlord’s successor in interest and to this Lease.
13.3                  Subordination. Subject to Section 13.4, this Lease is and shall be subject and subordinate in all respects to any and all mortgages (including deeds of trust and mortgage) now or hereafter placed on the Building or the Land and all advances thereunder, past, present and future, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided that the Landlord obtains from such mortgagees an agreement not to disturb the Tenant’s possession so long as the Tenant is not in default under this Lease beyond the period of time permitted for rectification of default. The Landlord agrees to use its reasonable commercial efforts to obtain any such non-disturbance agreement from such existing mortgagees. The Tenant agrees to execute promptly and in any event within ten (10) days after request therefor an instrument of subordination as may be requested in a form satisfactory to it, acting reasonably.
13.4                  Attornment. The Tenant agrees, whenever requested by any mortgagee (herein called the “Purchaser”) by reason of foreclosure or other proceedings for enforcement of any mortgage or deed of trust, or by delivery of a deed in lieu of such foreclosure or other proceedings, to attorn to such Purchaser as a tenant under all of the terms of this Lease. The Tenant agrees to execute promptly and in any event within ten (10) days after a request by any Purchaser an instrument of attornment as may be required of it.
13.5                  Effect of Attornment. Upon attornment pursuant to Section 13.4, this Lease shall continue in full force and effect as a direct lease between the Purchaser and the Tenant, upon all of the same terms, conditions and covenants as are set forth in this Lease except that, after attornment, the Purchaser and its successors in title shall not be:

(a)	liable for any act or omission of the Landlord, or

(b)	subject to any offsets or defenses which the Tenant might have against the Landlord, or

(c)	bound by any prepayment by the Tenant of more than one month’s instalment of Rent or by any previous modification of this Lease, unless the prepayment or modification shall have been approved in writing by the Purchaser or any predecessor of the Purchaser’s former interest as mortgagee in the Leased Premises.
ARTICLE 14
SURRENDER AND EXPROPRIATION
14.1                  Possession. Upon the expiration or other termination of the Term, the Tenant shall immediately quit and surrender possession of the Leased Premises and all leasehold improvements in substantially the condition in which the Tenant is required to maintain the Leased Premises excepting only reasonable wear and tear and damage covered by Landlord’s insurance under Section 9.1; provided that, notwithstanding the foregoing, the Landlord shall have the right, at its sole option upon the expiration or other termination of the Term, to require that the Tenant:
(a)	remove, dismantle or cause to be removed or dismantled at the Tenant’s cost all leasehold improvements in the Leased Premises, including without limitation, the Tenant’s Specialized Equipment, whether or not installed by or on behalf of the Tenant;

(b)	restore the Leased Premises to base Building standard, as more particularly set out in Schedule “D” hereto; and

(c)	decommission the Leased Premises.
Upon surrender, all right, title and interest of the Tenant in the Leased Premises shall cease.
14.2                  Tenant’s Trade Fixtures and Personal Property. At the expiration or other termination of the Term, if the Tenant is not in default hereunder, it may remove, at its expense, all of its trade fixtures, personal property and improvements, provided that the Tenant shall forthwith repair any damage to the Leased Premises resulting from such removal. After the expiration or other termination of the Term, all of the Tenant’s trade fixtures, personal property and improvements remaining in the Leased Premises shall be deemed conclusively to have been abandoned by the Tenant and may be appropriated, sold, destroyed or otherwise disposed of by the Landlord without notice or obligation to compensate the Tenant or to account therefor, and the Tenant shall pay to the Landlord upon written demand all of the costs incurred by the Landlord in connection therewith.

14.3                  Overholding. If the Tenant continues to occupy the Leased Premises after the expiration or other termination of the Term without any further written agreement, the Tenant shall be a monthly tenant at an annual basic rent equal to one and a half times the Minimum Rent but subject to all other provisions in this Lease to the extent that the same are applicable to a month-to-month tenancy, and a tenancy from year to year shall not be created by implication of law. Nothing contained in this Section shall preclude the Landlord from exercising all of its rights set out in this Lease including, without limitation, the taking of any action for recovery of possession of the Leased Premises. For greater certainty, this Section shall not apply during the Automatic Renewal Period, if any, pursuant to Section 3.3(c).
14.4                  Expropriation.
(a)	Taking of Leased Premises — If during the Term, all or a substantial part of the Leased Premises are taken for any public or any quasi-public use under any statute or by right of expropriation, or purchased under threat of such taking, this Lease shall, at the option of the Landlord, automatically terminate on the date on which the condemning authority takes possession of the Leased Premises (the “date of taking”).

(b)	Surrender — On any date of termination under Section 14.4(a), the Tenant shall immediately surrender to the Landlord the Leased Premises and all interest therein under this Lease. The Landlord may re-enter and take possession of the Leased Premises and remove the Tenant and the Rent shall abate on the date of taking. After such termination and on notice from the Landlord stating the Rent then owing, the Tenant shall pay the Landlord such Rent.

(c)	Partial Taking of Leased Premises — If any portion of the Leased Premises (but less than the whole) is so taken and no rights of termination herein conferred are exercised, the Term of this Lease shall expire with respect to the portion so taken on the date of taking. In such event, the Rent payable hereunder with respect to the portion taken shall abate on the date of taking and the Rent thereafter payable with respect to the remainder shall be adjusted pro rata by the Landlord to account for the resulting reduction in the Rentable Area of the Leased Premises.

(d)	Awards — None of the provisions of this Section 14.4 shall have the effect of derogating from the rights of the Landlord or the Tenant to claim any award with respect to any taking or purchase. Upon any taking or purchase, the Landlord shall be entitled to receive and retain the entire award or consideration for the affected part of the Leased Premises and the Tenant shall not have or advance any claim against the Landlord for the value of its property or its estate or the unexpired Term of the Lease or for costs of removal or relocation or business interruption expense or any other damages arising out of the taking or purchase. Nothing herein shall give the Landlord any interest in or preclude the Tenant from seeking and recovering on its own account from the condemning authority any award or compensation attributable to the taking or purchase of the Tenant’s improvements, chattels or trade fixtures or the removal or relocation of its business and effects or the interruption of its business. If any award made or compensation paid to either party specifically includes an award on account of the other, the party first receiving the award shall promptly account therefor to the other party.
ARTICLE 15
GENERAL
15.1                  Certificates. The Tenant shall, whenever requested by the Landlord, a prospective purchaser or any mortgagee (including any trustee under a deed of trust and mortgage) promptly and in any event within ten (10) days after request, execute and deliver to the Landlord or to any party designated by the Landlord a certificate in writing as to the then status of this Lease, including as to whether it is in full force and effect, is modified or unmodified, confirming the Rent payable hereunder and the then state of the accounts between the Landlord and the Tenant, the existence or non-existence of defaults, and any other matters pertaining to this Lease in respect of which the Landlord shall request a certificate, and provide such other information as may reasonably be required, including a copy of the Tenant’s most recent audited financial statements.
15.2                  Entire Agreement. There is no promise, representation or undertaking by or binding upon the Landlord except such as are expressly set forth in this Lease, and this Lease including the Schedules forming part hereof contains the entire agreement between the parties hereto.
15.3                  Registration. The Tenant acknowledges the confidential nature of this Lease and agrees with the Landlord not to register this Lease. If the Tenant wishes to register a caveat or notice of this Lease, the Landlord agrees to execute, at the expense of the Tenant, an acknowledgment or short form of lease sufficient for such purpose in such form as the Landlord shall have approved and which shall preserve the confidentiality of the Rent and other financial terms of this Lease; provided that, if there is a conflict between the provisions of such notice or short form of lease and this Lease, the provisions of this Lease shall govern. The Tenant shall, on or before the expiration or earlier termination of the Term, discharge at its cost any registration made against the Building or the Land providing notice of its interest under this Lease.
15.4                  “For Lease” and “For Sale” Signs.
(a)	At any time upon: (i) the termination of the Lease by either party; (ii) the failure of the Tenant to deliver notice to the Landlord pursuant to Section 3.3(a)(ii)or Section 3.3(b)(ii); (iii) the delivery by the Tenant of notice to the Landlord indicating that the Term will not be renewed; or (iv) in the case of the Second Renewal Period, during the last six (6) months thereof, the Landlord shall have the right to place upon the Leased Premises a notice of reasonable dimension stating that the Leased Premises are “for lease” and the Tenant shall not obscure or remove such notice or permit the same to be obscured or removed.

(b)	At any time and from time to time throughout the Term, the Landlord shall have the right to place upon the Leased Premises a notice of reasonable dimension stating that the Land is “for sale” and the Tenant shall not obscure or remove such notice or permit the same to be obscured or removed.
15.5                  Unavoidable Delays. If the Landlord or the Tenant shall be delayed, hindered or prevented from the performance of any of its covenants under this Lease by any cause not within its control (excluding lack of finances), the performance of the covenant shall be excused for the period during which performance is rendered impossible and the time for performance thereof shall be extended accordingly, but this shall not excuse the Tenant from the prompt payment of Rent or any of its obligations under this Lease.
15.6                  Notice. Any notice required or contemplated by any provision of this Lease shall be given in writing and shall be sufficiently given if delivered or if sent by telecopy or similar form of immediate transmission and if to the Landlord, delivered to an executive officer of the Landlord at the Landlord’s head office as specified on page 1 of this Lease and if to the Tenant, either delivered to the Tenant personally (or to a partner or officer of the Tenant if the Tenant is a firm or corporation) or left at the Leased Premises (whether or not the Tenant has departed from, vacated or abandoned the same) or delivered or sent to the address specified on page 1 of this Lease. Any notice shall be deemed to have been received on the day following the date of delivery or sending. The Landlord or the Tenant may from time to time by notice in writing to the other designate another address or addresses in Canada as the address to which notices are to be sent.
15.7                  Planning Act. It is an express condition of this Lease that the provisions of Section 50 of the Planning Act, R.S.O. 1990, c. P.13, and any amendments thereto or any successor statutory provisions thereof, be complied with if applicable in law. Until any necessary consent to this Lease is obtained, the Term and the Tenant’s rights and entitlement granted by this Lease shall be deemed to extend for a period only of 21 years less one day from the Commencement Date. The Tenant shall apply diligently to prosecute such application for such consent, and the Tenant shall be responsible for all costs, expenses, taxes and levies imposed, charged or levied as a result of such application and in order to obtain such consent. The Tenant shall at all times keep the Landlord informed of its progress in obtaining such consent and the Landlord shall co-operate with the Tenant with respect to such application. Notwithstanding the foregoing provisions of this Section 15.7, the Landlord reserves the right at any time, at the Tenant’s expense, to apply for such consent in lieu of the Tenant and the Tenant’s application is hereby expressly made subject to any application which the Landlord intends to make.
15.8                  Relationship of Parties. Nothing contained in this Lease shall create any relationship between the parties hereto other than that of landlord and tenant.
15.9                  Governing Law. This Lease shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Ontario.

15.10                  Amendment. No amendment, modification or supplement to this Lease shall be valid or binding unless set out in writing and executed by the Landlord and the Tenant with the same degree of formality as the execution of this Lease.
15.11                  Legal Costs. The Tenant shall indemnify the Landlord against all legal fees (on a substantial indemnity basis) and disbursements incurred by the Landlord or by its agents in connection with the negotiation, preparation and execution of this Lease, and any renewal, amendment, assignment, approval or consent in connection with this Lease. All such costs and charges shall be paid by the Tenant to the Landlord forthwith upon demand.
15.12                  Construction. All of the provisions of this Lease are to be construed as covenants and agreements. If any provision of this Lease is illegal or unenforceable, it shall be considered separate and severable from the remaining provisions of this Lease, which shall remain in force and be binding as though the provision had never been included.
15.13                  Captions and Headings. The captions and headings contained in this Lease are for convenience of reference only and are not intended to limit, enlarge or otherwise affect the interpretation of the Articles, Sections or parts thereof to which they apply.
15.14                  Interpretation. Wherever necessary or appropriate in this Lease, the plural shall be interpreted as singular, the masculine gender as feminine or neuter and vice versa and when there are two or more parties bound by the Tenant’s covenants herein contained, their obligations shall be joint and several.
15.15                  Time of the Essence. Time shall be of the essence hereof.
15.16                  Successors and Assigns. Subject to specific provisions contained in this Lease to the contrary, this Lease shall enure to the benefit of and be binding upon the successors and assigns of the Landlord and the permitted successors and assigns of the Tenant.
15.17                  Counterparts. This Lease may be executed in counterparts and the counterparts together shall constitute an original.
15.18                  Facsimile Execution. The parties agree that this Lease may be executed by either party and forwarded to the other by facsimile transmission and receipt by facsimile transmission of a copy of this Lease executed by a party shall bind the party so sending the facsimile transmission. Each of the parties agrees that forthwith after execution and forwarding by facsimile, it will forward an executed copy of this Lease by delivery to the other party.
     IN WITNESS WHEREOF the Landlord and the Tenant have executed this Lease as of the date first set forth above.

ATS AUTOMATION TOOLING SYSTEMS INC.
By:
Name:
Title:

By:
Name:
	Title:	I/We have authority to bind the Corporation.

PHOTOWATT TECHNOLOGIES INC.
By:
Name:
Title:

By:
Name:
	Title:	I/We have authority to bind the Corporation.

Schedules
“A” — Land
“B” — Plan
“C” — Arbitration
“D” — Base Building Standard

SCHEDULE “A”
LAND
Firstly: Part Lot 22, 27 Concession Beasley’s Broken Front, Township of Waterloo, designated as Parts 2, 4, 5, 6, 7 and 8 on Plan 58R-8875, save and except Parts 1 and 2 on Plan 58R-13705; subject to Instrument No. 1579993; Cambridge
Being PIN 03768-0264 (LT); and
Secondly: Part Lot 23, 26 Concession Beasley’s Broken Front, Township of Waterloo, designated as Part 1 WDR 60, except Part 1 on Plan 67R-2561, Part 4 on Plan 67R-880 and Part 1 on Plan 58R-13862; subject to Instrument No. 1579993; Cambridge
Being PIN 03768-0516 (LT).

SCHEDULE “B”
PLAN
Please see the attached plan

SCHEDULE “C”
ARBITRATION
1.	Appointment of Arbitrator: Either the Landlord or the Tenant may have the Market Rent of the Leased Premises submitted to arbitration pursuant to Section 3.3 of the Lease by giving written notice to the other. The notice shall state the name of a proposed arbitrator. Within 10 days after delivery of such notice, the recipient shall respond either by agreeing to the proposed arbitrator or by proposing an alternative one. If the recipient fails to respond within such period then the arbitrator shall be the one proposed in the notice. If the parties do not agree on the arbitrator, then either the Landlord or the Tenant may apply to the court under the Arbitration Act, 1991 (Ontario), after giving five (5) days’ notice to the other of its intention to make such an application. The provisions of the Arbitration Act, 1991 (Ontario) shall apply to any such selection. The arbitrator appointed pursuant to this Schedule is referred to as the “arbitrator”.
2.	Qualification of Arbitrator: The arbitrator shall be an experienced and accredited appraiser qualified by experience, education and training to determine the Market Rent in the locality of the Leased Premises.
3.	Hearing: The arbitrator shall proceed immediately to determine the Market Rent. Each party shall have the right to make representations to the arbitrator concerning the Market Rent. The decision and reasons for it of the arbitrator shall be made within 30 days after the appointment of the arbitrator, subject to any reasonable delay due to unforeseen circumstances. Despite the foregoing, if the arbitrator fails to make a decision within 45 days after his or her appointment, either the Landlord or the Tenant may proceed anew with arbitration as if none had previously been proceeded with.
4.	Decision and Reasons: The decision and reasons for it of the arbitrator shall be in writing and signed by the arbitrator and shall be delivered to each of the parties and shall be final and binding upon the parties on the question of the Market Rent and the parties shall be bound by such decision.
5.	Costs: Unless otherwise determined by the arbitrator at the request of either of the parties, the compensation and expenses of the arbitrator shall be shared and paid in equal shares by the Landlord and the Tenant.
6.	Arbitration Act, 1991: Except as otherwise expressly provided in this Lease (including this Schedule), the arbitration shall be governed by the Arbitration Act, 1991 (Ontario).

SCHEDULE “D”
BASE BUILDING STANDARD
Upon the expiration or other termination of the Term and the surrender of possession of the Leased Premises by the Tenant, the Tenant shall, at its own sole cost and expense, remove or cause to be removed the following items from the Building and perform or cause to be performed the following work:
•	all retention pits in the basement shall be brought up to basement floor level and finished as per standard floor with coating
•	all chemical carrying and drain pipes shall be removed from the entire Building main level and basement
•	all chemicals shall be disposed of off-site in an acceptable method approved by governmental authorities
•	all exhaust ducting shall be removed from the Building along with exterior drive system and vertical stacks with platforms
•	exterior Nitrogen tanks, generators and associated equipments shall be removed
•	the fire sprinkler system shall be put back to original coverage after removal of equipment
•	all emergency shower units shall be removed along with floor curbing and entire chemical alarm system
•	the roof shall be repaired after all penetrations are removed, c/w deck, insulation, EPDM and ballasting
•	after all penetrations are removed, the exterior walls shall be repaired and refinished, c/w insulation, and the interior wall surfaces shall be repaired, smooth sanded and prime painted
•	the floors shall be repaired and patched flush with the floor surface, and otherwise refinished after all penetrations are removed

ATS AUTOMATION TOOLING SYSTEMS INC.
- and -
PHOTOWATT TECHNOLOGIES INC.

LEASE OF INDUSTRIAL SPACE
SINGLE TENANT INDUSTRIAL BUILDING

Blake, Cassels & Graydon LLP
Box 25, Commerce Court West
Toronto, Ontario
M5L 1A9

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